Exhibit 16.1

0 +1 317 805 6200 F +1 317 805 6201

RSM

RSM LLP

November 5, 2021

Oneamerica Tower

1 American Square

Suite 2800

Indianapolis, IN 46282

Securities and Exchange Commission0 +1 317 805 6200

Washington, D.C.20549F +1 317 805 6201

www.rsmus.com

commissioners:

We have eradInotive, Inc.’s (f/k/a Bioanalytical System, Inc.) statements included under Item 4.01(a) of its Fom 8-K filed on November 5, 2021, and we agree with such statements concerning our firm.

RSM VS LLP

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